EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-143179, 333-149973, 333-158224, 333-165493, 333-173851, 333-204096, 333-212256, 333-210093, 333-216671, 333-226736, 333-239993, 333-254457, 333-257580, 333-261253 and 333-262247) on Form S-8 and Registration Statements (Nos. 333-163811, 333-188492, 333-197903, 333-213223 and 333-240467) on Form S-3 of CarParts.com, Inc. (formerly known as U.S. Auto Parts Network, Inc.) of our reports dated March 1, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of CarParts.com, Inc., appearing in this Annual Report on Form 10-K of CarParts.com, Inc. for the year ended January 1, 2022.

/s/ RSM US LLP

Irvine, California

March 1, 2022